Exhibit 23.2

MAGGART & ASSOCIATES, P.C.
Certified Public Accountants
Stephen M. Maggart, CPA, ABV, CFF	A Tennessee Professional Corporation	Michael F. Murphy, CPA
J. Mark Allen, CPA	150 FOURTH AVENUE, NORTH	P. Jason Ricciardi, CPA, CGMA
James M. Lawson, CPA	SUITE 2150	David B. von Dohlen, CPA
M. Todd Maggart, CPA, ABV, CFF	NASHVILLE, TENNESSEE 37219-2417	T. Keith Wilson, CPA, CITP
Telephone (615) 252-6100
Facsimile (615) 252-6105

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Franklin Financial Network, Inc. on Form S-4 of our report dated March 18, 2013 on the consolidated financial statements of MidSouth Bank and to the reference to us under the heading “Experts” in the prospectus.

MAGGART & ASSOCIATES, P.C.

/s/ MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee

February 11, 2014